Contact: Mary Krier
         Manager of Communications


         (912) 226-9110


For Immediate Release



FLOWERS INDUSTRIES COMPLETES ACQUISITION OF MRS. SMITH'S PIES

THOMASVILLE, GA.; May 31, 1996--Flowers Industries, Inc. announced today that it has completed its acquisition of the Mrs. Smith's pie business from The J.M. Smucker Company. Terms were not disclosed.
     Mrs. Smith's, with annual sales of approximately $140 million, is the nation's leading brand of frozen retail dessert pies. With the transaction completed, Mrs. Smith's, located in Pottstown, Pa., becomes a part of Flowers' Specialty Foods Group. This group produces and markets fresh and frozen specialty breads, fresh snack cakes and pastries, gourmet decorated cakes and pies, and frozen cobblers, fruits, breaded vegetables, and quiches.
     "Mrs. Smith's outstanding consumer franchise and national distribution network allow Flowers to dramatically enhance its frozen branded retail presence through increased pie sales and product line extensions in frozen baked foods," noted Amos R. McMullian, chairman of the board and chief executive officer of Flowers Industries.
     Flowers Industries, Inc. (NYSE:FLO), headquartered in Thomasville, Ga., produces and markets a variety of specialty branded food products for retail and foodservice customers. Flowers operates 51 production and sales companies in 17 states. For its most recent fiscal year ended July 1, 1995, Flowers Industries reported $1.13 billion in annual sales. The company also has an equity investment in the Elmhurst, Illinois-based Keebler Company, the nation's second largest cookie and cracker business.